Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

NYSE NOTIFIES SGI OF CONTINUED LISTING NONCOMPLIANCE

MOUNTAIN VIEW, Calif. (May 13, 2005)—Silicon Graphics (NYSE: SGI) today announced it has been notified by the New York Stock Exchange that it has fallen below the NYSE's continued listing standard relating to minimum share price. The NYSE’s standard requires that a company's common stock trade at a minimum average closing share price of $1.00 during a consecutive 30-day trading period.

SGI intends to meet with the NYSE to present its plan for complying with the minimum share price standard. Alternatives to be discussed include a reverse stock split, which would require SGI shareholder approval. The NYSE will then make a determination regarding continued listing and the length of time, if any, it will give the Company to comply with the continued listing standards.

This news release contains forward-looking statements relating to future events that involve risks and uncertainties. Future events could differ materially from the expectations discussed or implied herein. Factors that might cause such a difference include risks relating to the Company’s ability to comply with the NYSE’s continued listing requirements and other risks as detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-Q for the quarter ended March 25, 2005. SGI undertakes no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs the 21st century. Whether it's sharing images to aid in brain surgery, finding oil efficiently, studying global climate, providing technologies for homeland security defense, or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

1500 Crittenden Lane
Mountain View, CA 94043
Telephone 650.960.1980
sgi.com

MEDIA CONTACT
Caroline Japic
caroline@sgi.com
650.933.7210

INVESTOR CONTACT
Beth Howe
bhowe@sgi.com
650.933.8279

SGI PR HOTLINE
650.933.7777

SGI PR FACSIMILE
650.933.0283

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SGI Notified by NYSE of Continued Listing Standard Noncompliance/2

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Silicon Graphics, SGI and the SGI logo are registered trademarks and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the United States and/or other countries worldwide.